     Exhibit 4.2

     TEKNI-PLEX, INC.

each of the GUARANTORS party hereto

AND

HSBC BANK USA, NATIONAL ASSOCIATION

as Trustee

_______________________

THIRD SUPPLEMENTAL INDENTURE

Dated as of April 25, 2005

to

Indenture

Dated as of June 21, 2000

________________________

     THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 25, 2005, among TEKNI-PLEX, INC., a Delaware corporation (the “Company”), the GUARANTORS listed on the signature page hereto (the “Guarantors”) and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America (formerly HSBC Bank USA), as trustee (the “Trustee”).

     Capitalized terms used herein and not otherwise defined herein have the meanings assigned to those terms in the Indenture unless otherwise indicated.

R E C I T A L S

     WHEREAS, the Company executed and delivered an indenture dated as of June 21, 2000, as amended prior to the date hereof (the “Indenture”) by and among the Company, the Guarantors and the Trustee, pursuant to which the Company’s 12 3/4% Senior Subordinated Notes due 2010 (the “Securities”) were issued;

     WHEREAS, Section 10.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture, subject to certain exceptions specified in such Section 10.02, with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities at the time outstanding (the “Requisite Consents”);

     WHEREAS, the Company wishes to enter into this Supplemental Indenture (i) to increase the amount of indebtedness the Company can have outstanding at any one time under clause (ii) of Section 4.04 of the Indenture and allow the Company to incur indebtedness under credit facilities including the Credit Agreement, (ii) to clarify the amount and type of Restricted Payments the Company and the Restricted Subsidiaries can make under Section 4.06 of the Indenture and (iii) to add a covenant that limits the type of acquisitions the Company and the Restricted Subsidiaries can make;

     WHEREAS, the Company has obtained the Requisite Consents to amend the Indenture as set forth herein;

     WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and except as set forth in the paragraph below, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

     WHEREAS, the Supplemental Indenture shall not become effective unless and until the Company obtains additional equity in the amount of at least $30 million pursuant to the issuance of the Company’s common or preferred stock which is not Disqualified Stock and is Qualified Additional Equity as defined under the Credit Agreement (the “Additional Equity”);

     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1
AMENDMENTS TO CERTAIN PROVISIONS OF INDENTURE

     Section 1.01. Amendment of Section 1.01 of the Indenture. Section 1.01 of the Indenture is hereby amended by inserting, in the appropriate alphabetical position, the following definitions:

     “Acquisition” means the purchase of a business enterprise or assets other than in the ordinary course of business, including, without limitation, by merger, consolidation, stock purchase or otherwise.

     “Available Commitment” means, at any time, an amount equal to the lesser of (x) the aggregate obligation of the lenders or noteholders to make loans or advances to the Company under the Credit Facilities (as such amount may be reduced from time to time (the “Obligations”)) and (y) the amount of such Obligations which are available at such time to be borrowed under such Credit Facilities (such amount shall at all times be limited by the provisions of Section 4.04), in each case over the aggregate principal amount of all loans or advances made by such lenders or noteholders then outstanding (which loans and advances shall include all issued but undrawn letters of credit or similar obligations).

     “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or inventory), notes or letters of credit, in each case together with all documents related thereto (including, without limitation, any guaranty agreements and security documents), as any of the same may be amended, restated, supplemented, modified, increased, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

     Section 1.02. Amendment of Section 4.04 of the Indenture.

           (a) Clause (ii) of Section 4.04 of the Indenture is hereby amended by restating said Clause in its entirety as follows:

      (ii) Indebtedness of the Company and its Restricted Subsidiaries Incurred under Credit Facilities in aggregate principal amount at any time outstanding not to exceed (a) $125.0 million less the amount of any such Indebtedness that is permanently repaid or, without duplication, the amount by which commitments thereunder are permanently reduced, in either case, from the proceeds of Asset Dispositions plus (b) the lesser of (x) $90 million and (y) an amount equal to 150% of the aggregate net cash proceeds received after April 1, 2005 from the issuance of, or equity contribution with respect to, Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company (other than in respect of any such issuance to, or equity contribution from, a Restricted Subsidiary of the Company) (collectively, the “Post April 2005 Equity Proceeds”) less the aggregate amount of such Post April 2005 Equity Proceeds (1) used to make Restricted Payments pursuant to subclause (b) of clause 3 of the first paragraph of Section 4.06, (2) counted as sales proceeds pursuant to clauses (iv) and (v) of the second paragraph of Section 4.06, (3) counted as net cash proceeds netted against the payments pursuant to clause (vii) of the second paragraph of Section 4.06 or (4) used to make Acquisitions pursuant to clause (a)(i) of Section 4.20;

           (b) The last paragraph of Section 4.04 of the Indenture is hereby amended by replacing the first instance of the word “than” with the word “that”.

     Section 1.03. Amendment of Section 4.06 of the Indenture.

           (a) The first paragraph of Section 4.06 of the Indenture is hereby amended by restating said paragraph in its entirety as follows:

     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly,

     (i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), on or in respect of any class of the Capital Stock of the Company or any of its Restricted Subsidiaries excluding any (x) dividends or distributions payable solely in shares of Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to acquire Capital Stock of the Company (other than Disqualified Stock), or (y) in the case of any Restricted Subsidiary of the Company, dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to the extent payable on a pro rata basis to all holders of Capital Stock of such Restricted Subsidiary,

     (ii) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of the Company or any of its Restricted Subsidiaries, any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any of its Restricted Subsidiaries or any securities convertible or exchangeable into shares of Capital Stock of the Company or any of its Restricted Subsidiaries, excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by the Company or a Restricted Subsidiary of the Company,

     (iii) make any Investment in (other than a Permitted Investment), or make any payment on a guarantee of any obligation of, any Person, other than the Company or a direct or indirect Wholly Owned Subsidiary of the Company, or

     (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Subordinated Indebtedness (each of the transactions described in clauses (i) through (iv) (other than any exception to any such clause) being a "Restricted Payment"), if at the time thereof: (1) a Default or an Event of Default shall have occurred and be continuing, or

     (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (i) of Section 4.04, or

     (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum of:

     (a) 50% of cumulative Consolidated Net Income of the Company (or, in the case cumulative Consolidated Net Income of the Company shall be negative, less 100% of such deficit) since the Issue Date, plus

     (b) 100% of the aggregate net proceeds received after the Issue Date, including the fair market value of property other than cash (determined in good faith by the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee) from the issuance of, or equity contribution with respect to, Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company (other than in respect of any such issuance to a Restricted Subsidiary of the Company) and the principal amount of Indebtedness of the Company or any of its Restricted Subsidiaries that has been converted into or exchanged for Capital Stock of the Company which Indebtedness was Incurred after the Issue Date (less the aggregate amount of such net proceeds constituting Post April 2005 Equity Proceeds used to Incur Indebtedness pursuant to clause (ii)(b) of Section 4.04 or make Acquisitions pursuant to clause (a)(i) of Section 4.20); plus

     (c) 100% of the aggregate after-tax net cash proceeds of the sale or other disposition of any Investment constituting a Restricted Payment made after the Issue Date; provided that any gain on the sale or disposition to the extent included in this clause (c) shall not be included in determining Consolidated Net Income for purposes of clause

(a) above; provided, further, that amounts included in this clause (c) shall not exceed the Net Investment by the Company in the asset so sold or disposed.

     (b) The second paragraph of Section 4.06 of the Indenture is hereby amended by restating said paragraph in its entirety as follows:

      The foregoing provision shall not be violated by

     (i) any dividend on any class of Capital Stock of the Company or any of its Restricted Subsidiaries paid within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company or such Restricted Subsidiary, as the case may be, could have paid such dividend in accordance with the provisions of this Indenture,

     (ii) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to clause (v) of Section 4.04,

     (iii) the exchange or conversion of any Indebtedness of the Company or any of its Restricted Subsidiaries for or into Capital Stock of the Company (other than Disqualified Stock),

     (iv) so long as no Default or Event of Default has occurred and is continuing, any Investment made with the proceeds of a substantially concurrent sale (other than in respect of any issuance to a Restricted Subsidiary of the Company) for cash of Capital Stock of the Company (other than Disqualified Stock) excluding, however, any net proceeds from such sale constituting Post April 2005 Equity Proceeds used to Incur Indebtedness pursuant to clause (ii)(b) of Section 4.04 or to effect Acquisitions pursuant to clause (a)(i) of Section 4.20; provided, however, that the proceeds of such sale of Capital Stock, to the extent used in any such Investment, shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph,

     (v) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company in exchange for or out of the net cash proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Capital Stock of the Company (other than Disqualified Stock) excluding, however, any net proceeds from such sale constituting Post April 2005 Equity Proceeds used to Incur Indebtedness pursuant to clause (ii)(b) of Section 4.04 or to effect Acquisitions pursuant to clause (a)(i) of Section 4.20; provided, however, that the proceeds of such sale of Capital Stock, to the extent used for such redemption, repurchase, retirement or other acquisition or retirement, shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph,

     (vi) payments made by the Company in an aggregate amount not to exceed $237.0 million to acquire shares of Capital Stock of the Company as part of the Recapitalization,

     (vii) payments made to purchase, redeem or otherwise acquire or retire for value shares of Capital Stock of the Company or any of its Restricted Subsidiaries at no more than fair market value (determined in good faith by the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee) from present and former employees and directors of the Company or any such Restricted Subsidiary in an amount not in excess of up to $5.0 million for each fiscal year and $15.0 million in the aggregate, in each case net of the aggregate net cash proceeds received from such Persons after the Issue Date from the issuance of, or equity contributions with respect to, Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company; provided however, such net amount shall not include any net proceeds from such sale constituting Post April 2005 Equity Proceeds used to Incur Indebtedness pursuant to clause (ii)(b) of Section 4.04 or to effect Acquisitions pursuant to clause (a)(i) of Section 4.20;

     (viii) so long as no Default or Event of Default has occurred and is continuing, the redemption, repurchase or retirement of Subordinated Indebtedness of the Company in exchange for, by conversion into, or out of the net proceeds of, a substantially concurrent sale or incurrence of Subordinated Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Company that is contractually subordinated in right of payment to the Securities to at least the same extent, and which has an Average Life at least as long, in each case, as the subordinated Indebtedness being redeemed, repurchased or retired,

     (ix) so long as no Default or Event of Default has occurred and is continuing, Investments not otherwise permitted pursuant to this covenant up to $15.0 million in the aggregate,

     (x) so long as no Default or Event of Default has occurred and is continuing, Restricted Payments not otherwise permitted pursuant to this covenant up to $10.0 million in the aggregate,

     (xi) any Permitted Investment and

     (xii) so long as no Default or Event of Default has occurred and is continuing, Investments in any Person the primary business of which is located outside the United States and is related, ancillary or complementary to the business of the Company or its Restricted Subsidiaries, provided that the aggregate amount of Investments pursuant to this clause does not exceed $25.0 million. Each Restricted Payment described in clauses (i) (to the extent not already taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) above), (iv), (vii), (ix), (x) and

(xii) of the previous sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) of the preceding paragraph.

     Section 1.04. Addition of Section 4.20 to the Indenture.

      A new Section 4.20. is added to the Indenture as follows:

      Section 4.20. Limitation on Acquisitions. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, effect any Acquisition; provided that the Company or its Restricted Subsidiaries may effect Acquisitions:

     (a) if the financing for any such Acquisition is obtained from one or any combination of the following: (i) Post April 2005 Equity Proceeds of the Company excluding the aggregate amount of any Post April 2005 Equity Proceeds (A) used to make Restricted Payments pursuant to clause 3(b) of the first paragraph of Section 4.06, (B) counted as sales proceeds pursuant to the clauses (iv) or (v) of the second paragraph of Section 4.06, (C) counted as net cash proceeds netted against the payments pursuant to clause (vii) of the second paragraph of Section 4.06 or (D) used to Incur Indebtedness pursuant to clause (ii)(b) of Section 4.04 which has not been repaid, (ii) Indebtedness, provided that, on a pro forma basis giving effect to such Acquisition, the Company’s total Indebtedness shall not exceed five times the Company’s Consolidated Cash Flow Available for Fixed Charges for a year consisting of the four full fiscal quarters for which quarterly or annual financial statements are available preceding the Acquisition (calculated on a pro forma basis in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision as if such Acquisition had been effected on the first day of such year) or (iii) proceeds derived after April 1, 2005 from the sale, transfer or other disposition (including, without limitation, by merger, consolidation but excluding any sale-and-leaseback transaction) of the property or assets of the Company or any Subsidiary of the Company, provided that if such sale, transfer or disposition is an Asset Disposition, it will comply with Section 4.05 of the Indenture which places limitations on certain Asset Dispositions; or

     (b) up to an aggregate purchase price of $25 million for all such Acquisitions, provided that if the purchase price of any Acquisition pursuant to this clause (b) is financed by Indebtedness, (x) such Indebtedness shall not exceed four times the Consolidated Cash Flow Available for Fixed Charges of the business enterprise or assets being acquired for a year consisting of the four full fiscal quarters for which quarterly or annual financial statements are available preceding the Acquisition and (y) at the time such Acquisition is consummated, the Company will have not less than $50 million in Available Commitment under the Credit Facilities.

ARTICLE 2
MISCELLANEOUS

     Section 2.01. Effect Of Supplemental Indenture. The Supplemental Indenture shall not become effective unless and until the Company obtains the Additional Equity. Prior to the Supplemental Indenture becoming effective, the Company shall deliver to the Trustee an Officers’ Certificate certifying that the Company has obtained the Additional Equity. The Trustee may conclusively rely upon such certificate to establish that such Additional Equity has been obtained. Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee and the receipt by the Company of the Additional Equity, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

     Section 2.02 Indenture Remains in Full Force and Effect. Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

     Section 2.03. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

     Section 2.04. Confirmation of Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.

     Section 2.05. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

     Section 2.06. Separability. In case any one or more of the provisions contained in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 2.07 Successors and Assigns. All agreements in this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company, the Guarantors and the Trustee.

     Section 2.08. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.

     Section 2.09. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHER CONFLICTS OF LAW PROVISIONS.

     Section 2.10. Counterparts. This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

TEKNI-PLEX, INC.

By:	/s/ James E. Condon

	Name:	James E. Condon
	Title:	Chief Financial Officer

PURETEC CORPORATION
PLASTIC SPECIALTIES AND
TECHNOLOGIES, INC.
PLASTIC SPECIALTIES AND
TECHNOLOGIES INVESTMENTS, INC.
BURLINGTON RESINS, INC.
DISTRIBUTORS RECYCLING, INC.
REI DISTRIBUTORS, INC.
ALUMET SMELTING CORP.
NATVAR HOLDINGS, INC
TRI-SEAL HOLDINGS, INC.
PURE TECH RECYCLING OF CALIFORNIA
MULTI CONTAINER RECYCLER, INC.
COAST RECYCLING NORTH, INC.
PURE TECH APR, INC.
TPI ACQUISITION SUBSIDIARY, INC.
TP/ELM ACQUISITION SUBSIDIARY, INC.
collectively, the Guarantors

By:	/s/ James E. Condon

	Name:	James E. Condon
	Title:	Chief Financial Officer

HSBC BANK USA, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Frank J. Godino

	Name:	Frank J. Godino
	Title:	Vice President